Exhibit 10.5
BOTTOMLINE TECHNOLOGIES (de), INC.

Stock Option Agreement
Granted Under 2009 Stock Incentive Plan

1. Grant of Option.

This agreement evidences the grant by Bottomline Technologies (de), Inc., a Delaware corporation (the “Company”), on [____________] (the “Grant Date”) to [____________], an employee of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2009 Stock Incentive Plan (the “Plan”), a total of [____________] shares (the “Shares”) of common stock, $.001 par value per share, of the Company (“Common Stock”) at $[____________] per share.  Unless earlier terminated, this option shall expire on [____________] (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement (or a portion thereof, as identified in the accompanying “Notice of Grant of Stock Option Agreement”) shall be a(n) [Incentive Stock Option or Non-Qualified Stock Option] as defined in Section 422 of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder (the “Code”).  Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2. Vesting Schedule.

This option will become exercisable (“vest”) in installments over a four year period commencing one year after the date of grant, with 25% becoming vested one year after the date of grant and an additional 6.25% of the original number of shares at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3. Exercise of Option.

(a) Form of Exercise.  Each election to exercise this option shall be made using the enclosed exercise notice or a similar form provided by the Company, which shall be completed and signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan.  The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

(b) Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c) Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation.

(d) Exercise Period Upon Death or Disability.  If the Participant dies or becomes disabled such that the Participant is qualified for long-term disability by the Company’s then Long-Term Disability insurance provider prior to the Final Exercise Date while he or she is an Eligible Participant, this option shall become exercisable in full on the termination date of the Participant.  There shall be a period of two years following the date of termination to exercise this option, provided that this option shall not be exercisable after the Final Exercise Date.

(e) Discharge for Cause.  If the Participant, prior to the Final Exercise Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge.  “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform, in any material respect, his or her responsibilities to the Company, including, without limitation, breach of any non-disclosure or non-competition obligations.

4. Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5. Non-transferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6. Disqualifying Disposition.

If the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

7. Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer.  This option shall take effect as a sealed instrument.

BOTTOMLINE TECHNOLOGIES (de), INC.

Date:	By:	/s/ Robert A. Eberle
Robert A. Eberle
President & Chief Executive Officer